AMENDED AND RESTATED
EXPENSE LIMITATION AGREEMENT

GPS FUNDS II

           This Expense Limitation Agreement (the “Agreement”) between GPS Funds II, a Delaware statutory trust (the “Trust), on behalf of each of its series listed on Schedule A hereto (each, a “Fund” and, together, the “Funds”), and AssetMark, Inc. (formerly Genworth Financial Wealth Management, Inc.), a California corporation (the “Advisor”) is amended and restated effective July 31, 2015.

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”) and the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Trust includes the Funds identified on Schedule A; and

WHEREAS, the Trust and the Advisor have entered into a Investment Advisory Agreement dated August 30, 2013, as amended (the “Advisory Agreement”) pursuant to which the Advisor provides advisory services to the Funds for compensation based on the value of the average daily net assets of the Funds; and

WHEREAS, the parties have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Funds at levels below the level to which the Funds may otherwise be subject; and

WHEREAS, the Trust and the Advisor entered into this Agreement pertaining to expense limitations for the Funds effective as of August 30, 2013; and

WHEREAS, the Trust and the Advisor wish to amend and restate the Agreement to (1) add the 25 basis point distribution (12b-1) fee and 25 basis point administrative services fee into the existing expense cap for the service class shares of the Funds and (2) create a separate institutional class expense cap.

           NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.           FEE WAIVER AND EXPENSE ASSUMPTION.

The Advisor hereby agrees to waive all or a portion of its advisory fees and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each Fund, to the extent necessary to ensure that net annual fund operating expenses (excluding taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) do not exceed a specified percentage of the average daily net assets of the Fund, as indicated on Schedule A to this Agreement.

2.           REIMBURSEMENT.

Subject to approval by the Board of Trustees, the Trust, on behalf of each Fund, agrees to reimburse the Advisor any waived fees or expenses assumed for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the three years after the end of the fiscal year in which the Advisor waived fees or assumed expenses for the Fund under this Agreement, and (2) can be repaid without causing the Total Annual Fund Operating Expenses (excluding taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) of the Fund to exceed any applicable expense limitation that was in place for the Fund at the time of the waiver/assumption of expenses.  The Trust agrees to furnish or otherwise make available to the Advisor such copies of its financial statements, reports, and other information relating to its business and affairs as the Advisor may, at any time or from time to time, reasonably request in connection with this Agreement.

3.           ASSIGNMENT.

This Agreement may not be assigned by the Advisor without the prior consent of the Trust.

4.           DURATION AND TERMINATION.

This Agreement shall remain in effect for an initial period commencing on the date first written above through July 31, 2016 and shall continue in effect from year to year thereafter for any Fund upon mutual agreement of the Trust and the Advisor.  This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement between the Advisor and the Trust.

The parties hereto have caused this Agreement to be effective as of the date first written above.

GPS FUNDS II

By: _______________________________

Name & Title: _______________________

ASSETMARK, INC.

By: _______________________________

Name & Title: _______________________

SCHEDULE A

Fund	Class	Expense Limit*
GuidePathSM Strategic Asset Allocation Fund	Service	1.00%
GuidePathSM Tactical Constrained Asset Allocation Fund	Service	1.00%
GuidePathSM Tactical Unconstrained Asset Allocation Fund	Service	1.10%
GuidePathSM Absolute Return Asset Allocation Fund	Service	1.10%
GuideMarkSM Opportunistic Fixed Income Fund	Service	1.55%
GuideMarkSM Global Real Return Fund	Service	1.55%
GuidePathSM Multi-Asset Income Asset Allocation Fund	Service	1.10%
GuidePathSM Altegris® Diversified Alternatives Allocation Fund	Service	1.00%
GuidePathSM Fixed Income Allocation Fund	Service	1.05%

GuidePathSM Strategic Asset Allocation Fund	Institutional	0.40%
GuidePathSM Tactical Constrained Asset Allocation Fund	Institutional	0.40%
GuidePathSM Tactical Unconstrained Asset Allocation Fund	Institutional	0.50%
GuidePathSM Absolute Return Asset Allocation Fund	Institutional	0.50%
GuideMarkSM Opportunistic Fixed Income Fund	Institutional	0.95%
GuideMarkSM Global Real Return Fund	Institutional	0.95%
GuidePathSM Multi-Asset Income Asset Allocation Fund	Institutional	0.50%
GuidePathSM Altegris® Diversified Alternatives Allocation Fund	Institutional	0.40%
GuidePathSM Fixed Income Allocation Fund	Institutional	0.45%

* As an annual percentage of the Fund’s average daily net assets.